Exhibit 99.2

HGGC Citadel Plastics Holdings, Inc.

Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013 and the Period from February 29, 2012 Through December 31, 2012

HGGC Citadel Plastics Holdings, Inc.

Consolidated Financial Statements

For the Years Ended December 31, 2014 and 2013 and the Period from February 29,

2012 Through December 31, 2012

HGGC Citadel Plastics Holdings, Inc.

Contents

Independent Auditor’s Report	3-4

Consolidated Financial Statements

Consolidated Balance Sheets as of December 31, 2014 and 2013	5-6

Consolidated Statements of Operations and Comprehensive Loss For the Years Ended December 31, 2014 and 2013 and the Period from February 29, 2012 Through December 31, 2012	7

Consolidated Statements of Stockholders’ Equity For the Years Ended December 31, 2014 and 2013 and the Period from February 29, 2012 Through December 31, 2012	8

Consolidated Statements of Cash Flows For the Years Ended December 31, 2014 and 2013 and the Period from February 29, 2012 Through December 31, 2012	9-10

Notes to Consolidated Financial Statements	11-33

Independent Auditor’s Report

Management

HGGC Citadel Plastics Holdings, Inc.

West Chicago, IL

We have audited the accompanying consolidated balance sheets of HGGC Citadel Plastics Holdings, Inc. and Subsidiaries (the “Company”), as of December 31, 2014 and 2013, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the years ended December 31, 2014 and 2013 and for the period from February 29, 2012 through December 31, 2012, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HGGC Citadel Plastics Holdings, Inc. and Subsidiaries as of December 31, 2014 and 2013, and the results of its operations and its cash flows for the years ended December 31, 2014 and 2013 and for the period from February 29, 2012 through December 31, 2012 in accordance with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

Chicago, Illinois

April 27, 2015

HGGC Citadel Plastics Holdings, Inc.

Consolidated Balance Sheets

(in thousands)

December 31,	2014	2013
Assets
Current Assets
Cash and cash equivalents	$10,909	$6,671
Accounts receivable, less allowance for doubtful accounts of $895 and $661, respectively	69,709	51,352
Inventories, net	43,582	41,738
Prepaid expenses and other	6,604	4,776
Deferred income taxes	3,491	1,952

Total Current Assets	134,295	106,489

Property and Equipment
Land	3,559	2,036
Buildings and improvements	22,235	15,025
Machinery and equipment	62,208	38,729
Construction in progress	3,201	2,023

	91,203	57,813
Less accumulated depreciation and amortization	16,682	8,113

Net Property and Equipment	74,521	49,700

Other Assets
Goodwill	159,647	82,558
Intangible assets, net	240,093	174,059
Deferred loan costs, net of accumulated amortzation of $4,869 and $2,874, respectively	11,278	6,718
Deferred income taxes	1,037	1,067
Other long-term assets	2,999	—
Investment in joint venture	3,122	3,076

Total Other Assets	418,176	267,478

Total Assets	$626,992	$423,667

HGGC Citadel Plastics Holdings, Inc.

Consolidated Balance Sheets

(in thousands)

December 31,	2014	2013
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$30,422	$26,079
Accrued expenses
Interest	1,800	1,269
Other	12,837	8,442
Current maturities of long-term debt	2,400	2,348
Current maturities of capital lease obligations	19	15

Total Current Liabilities	47,478	38,153
Long-Term Debt, less current maturities	397,600	258,490
Capital Lease Obligations, less current maturities	4	59
Other Long-Term Liabilities	1,322	—
Deferred Income Taxes	90,883	58,344

Total Liabilities	537,287	355,046

Commitments and Contingencies
Stockholders’ Equity
Common Stock	154	130
Additional paid-in capital	161,373	133,365
Accumulated other comprehensive loss	(15,421)	(13,281)
Accumulated deficit	(56,401)	(51,593)

Total Stockholders’ Equity	89,705	68,621

Total Liabilities and Stockholders’ Equity	$626,992	$423,667

See accompanying notes to consolidated financial statements.

HGGC Citadel Plastics Holdings, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands)

	Year Ended December 31, 2014	Year Ended December 31, 2013	Period from February 29, 2012 through December 31, 2012
Net Sales	$428,549	$324,858	$247,129
Cost of Goods Sold	348,879	260,012	194,540

Gross profit	79,670	64,846	52,589

Operating Expenses
Selling and distribution	15,320	13,454	8,572
General and administrative	43,439	43,437	44,527
Asset impairment charges	—	26,038	10,283

Total operating expenses	58,759	82,929	63,382

Operating income (loss)	20,911	(18,083)	(10,793)

Other (Expense) Income
Interest expense, net of interest income of $194, $94 and $82, respectively	(18,287)	(16,591)	(14,756)
Equity in income of joint venture	47	320	461
Miscellaneous	(2,249)	692	(307)

Total other expense	(20,489)	(15,579)	(14,602)

Income (Loss) before income taxes	422	(33,662)	(25,395)
Income tax expense (benefit)	5,230	(4,707)	(2,757)

Net Loss	(4,808)	(28,955)	(22,638)
Foreign currency translation and other adjustments, net of taxes	(2,140)	(4,521)	(8,760)

Total Comprehensive Loss	$(6,948)	$(33,476)	$(31,398)

See accompanying notes to consolidated financial statements.

HGGC Citadel Plastics Holdings, Inc.

Consolidated Statements of Stockholders’ Equity

(in thousands except share data)

				Accumulated
			Additional	Other		Total
	Common Stock		Paid in	Comprehensive	Accumulated	Stockholders’
	Shares	Amount	Capital	Loss	Deficit	Equity
Issuance of common stock, initial capitalization	127,935	$128	$129,394	$—	$—	$129,522
Issuance of common stock	775	1	774	—	—	775
Redemption of common stock	(1,040)	(1)	(1,039)	—	—	(1,040)
Net loss	—	—	—	—	(22,638)	(22,638)
Foreign currency translation adjustment	—	—	—	(8,760)	—	(8,760)

Balance, December 31, 2012	127,670	128	129,129	(8,760)	(22,638)	97,859
Issuance of common stock	2,969	3	2,966	—	—	2,969
Redemption of common stock	(1,081)	(1)	(1,080)	—	—	(1,081)
Stock compensation expense	—	—	2,350	—	—	2,350
Net loss	—	—	—	—	(28,955)	(28,955)
Foreign currency translation adjustment	—	—	—	(4,521)	—	(4,521)

Balance, December 31, 2013	129,558	130	133,365	(13,281)	(51,593)	68,621
Issuance of stock	1,067	1	1,167	—	—	1,168
Redemption of stock	(135)	—	(156)	—	—	(156)
Related-party debt extinguished with issuance of commons stock	21,911	22	26,272	—	—	26,294
Exercise of options on common stock	878	1	127	—	—	128
Stock compensation expense	—	—	598	—	—	598
Net loss	—	—	—	—	(4,808)	(4,808)
Foreign currency translation adjustment	—	—	—	(2,133)	—	(2,133)
Change in postretirement obligation benefits	—	—	—	(7)	—	(7)

Balance, December 31, 2014	153,279	$154	$161,373	$(15,421)	$(56,401)	$89,705

See accompanying notes to consolidated financial statements.

HGGC Citadel Plastics Holdings, Inc.

Consolidated Statements of Cash Flows

(in thousands)

			Period from
			February 29,
	Year Ended	Year Ended	2012 through
	December 31,	December 31,	December 31,
	2014	2013	2012
Cash Flows From Operating Activities
Net loss	$(4,808)	$(28,955)	$(22,638)
Adjustments to reconcile net loss to net cash provided by operating activities, net of effect of acquisitions
Depreciation and amortization	28,442	27,414	23,166
Asset impairment losses	—	26,038	10,283
(Gains) losses on sale of property and equipment	(21)	95	—
Deferred income taxes	(3,273)	(10,466)	(5,875)
Payment-in-kind interest on subordinated notes payable	1,095	1,180	763
Equity in (income)/loss of joint venture	(47)	(320)	(461)
Stock based compensation expense	598	2,350	—
Changes in operating assets and liabilities, net of acquisitions
Accounts receivable	(3,157)	(2,855)	7,387
Inventories	8,124	(6,078)	1,733
Prepaid expenses and other assets	(4,627)	498	2,522
Accounts payable and accrued expenses	(4,124)	(1,096)	(8,855)

Net cash provided by operating activities	18,202	7,805	8,025

Cash Flows From Investing Activities
Purchase of property and equipment	(6,125)	(4,853)	(4,005)
Proceeds from sale of property and equipment	9	220	—
Acquisition of businesses, net of cash acquired of $217, $371 and $6,260, respectively	(168,783)	(65,287)	(306,984)

Net cash used in investing activities	(174,899)	(69,920)	(310,989)

Cash Flows From Financing Activities
Payments on revolving line of credit, net	(781)	(211)	(2,418)
Proceeds from issuance of long-term debt, net of deferred financing costs	160,967	108,313	195,238
Principal payments on long-term debt	(2,348)	(47,207)	(5,775)
Principal payments on capital lease obligations	(51)	(18)	(22)
Capital contributions (redemptions)	1,141	1,888	(265)
Proceeds from issuance of common stock	—	—	122,220

Net cash provided by financing activities	158,928	62,765	308,978

Effects of exchange rate changes on cash	2,007	(782)	789

Net Increase (Decrease) in Cash and Cash Equivalents	4,238	(132)	6,803
Cash and Cash Equivalents, beginning of year	6,671	6,803	—

Cash and Cash Equivalents, end of year	$10,909	$6,671	$6,803

HGGC Citadel Plastics Holdings, Inc.

Consolidated Statements of Cash Flows

(in thousands)

			Period from
			February 29,
	Year Ended	Year Ended	2012 through
	December 31,	December 31,	December 31,
	2014	2013	2012
Supplemental Disclosures of Cash Flow Information
Cash paid during the year for interest	$17,858	$17,181	$12,888
Cash paid during the year for income taxes	8,882	5,495	3,782
Related-party debt extinguished with equity	26,294	—	—
Issuance of common stock in connection with the acquisition of Citadel	—	—	7,301

See accompanying notes to consolidated financial statements.

HGGC Citadel Plastics Holdings, Inc.

Notes to Consolidated Financial Statements

(Dollars in thousands)

1. Nature of Operations

HGGC Citadel Plastics Holdings, Inc. (“HGGC Citadel” or the “Company”) is the 100% owner of Citadel Plastics Holdings, Inc. (“Citadel”), a manufacturer of compounded thermoset and thermoplastic materials. International in scope, the Company develops, produces, and markets a broad line of high quality compounded products to industrial customers.

The consolidated financial statements include the accounts of HGGC Citadel, and through various holding companies, HGGC Citadel’s wholly-owned operating subsidiaries: The Matrixx Group, Inc. (“Matrixx”) and Bulk Molding Compounds, Inc. (“BMCI”).

BMCI comprises the Company’s thermoset business and is principally engaged in the manufacture and supply of thermoset bulk and sheet molding compounds serving the electrical, automotive, consumer appliance, power tool and conductive plastic industries. BMCI operates in the U.S. with manufacturing facilities in Illinois, Ohio and Michigan. BMCI’s foreign sales of bulk molding compounds are supplied to Europe, Asia and Latin America through wholly-owned subsidiaries and a joint venture company as follows:

Europe: 100% owned holding company, BMC Deutschland GmbH, and its operating companies, Tetra – DUR Kunststoff-Produktion GmbH (combined “BMC Germany”) based in Seevetal, Germany and its 100% owned subsidiary in Turkey, BMC TetraDURTurkey Plastik Hammadde Kompozit üretim Sanayi vw Ticaret Limited Sirketi (“BMC Turkey”) (Note 14) (together “BMC Europe”).

Mexico: 100% owned operating companies, Bulk Molding Compounds Mexico S. de R.L. de C.V. and Satchmo S. de R.L. de C.V (combined “BMC Mexico”), located in Mexico City and Juarez, Mexico, respectively.

Brazil: 100% owned operating company, Bulk Molding Compounds do Brasil Industria de Plasticos Reforcados Ltda. (“BMC Brazil”), located in Cotia, Brazil.

Asia: 50% owned joint venture, BMC Far East Ltd., located in Hong Kong and its operating companies, BMC Dongguan Limited, located in Dongguan, China, and BMC Composite Materials Co. Ltd., located in Changshu, China.

As discussed in Note 2, BMCI acquired The Composites Group (“TCG”) on November 5, 2014.

Matrixx comprises the Company’s thermoplastic business and is a compounder of thermoplastic resins serving the power tool, lawn and garden, appliance, automotive, HVAC, electronics and construction markets. Matrixx operates in the U.S. and Canada with manufacturing facilities in Indiana, Texas, Virginia and Ontario, Canada. As discussed in Note 2, Matrixx acquired Lucent Polymers, Inc. (“Lucent”) on December 6, 2013.

2. Acquisition

Citadel Plastics Holdings, Inc.

On February 29, 2012 (the “closing date”), HGGC Citadel LLC, a wholly-owned subsidiary of Huntsman Gay Global Capital (a private equity firm and the majority stockholder) (“HGGC”), certain institutional investors and members of management and employees of Citadel acquired all

HGGC Citadel Plastics Holdings, Inc.

Notes to Consolidated Financial Statements

(Dollars in thousands)

of the outstanding common stock of Citadel from Wind Point Partners. Upon consummation of the merger, Citadel continued as the surviving corporation and wholly owned operating subsidiary of HGGC Citadel. The total selling price was $320,545 plus a $64 adjustment for the post-closing true-up of the selling price based on the level of working capital (as defined). A total of $19,200 of the selling price was placed into an escrow and was held until April 30, 2013 to cover claims by HGGC Citadel relating to possible representations from Citadel, warranties, taxes, and environmental matters. During 2013, the entire escrow was liquidated with $18,504 disbursed to the Sellers, $552 disbursed back to the Company and $144 disbursed to cover fees. The acquisition has been accounted for under the purchase method.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the acquisition date, February 29, 2012:

Current assets	$83,606
Property and equipment	37,958
Goodwill	88,578
Intangible assets	212,011
Other	5,513

Total assets acquired	427,666

Current liabilities	38,519
Long-term obligations	1,406
Deferred income taxes	67,196

Total liabilities assumed	107,121

Net assets acquired	$320,545

Approximately $10,800 of the goodwill recorded as a result of the acquisition is deductible for income tax purposes. Intangible assets acquired consisted of formulas/trade names of $57,120, customer relationships of $139,436, non-compete agreements of $11,096, computer software of $601 and backlog of $3,758. The weighted-average amortization period on the acquired intangible assets was 19 years.

To fund the acquisition, including acquisition costs of $8,215 (included in operating expenses) and loan financing costs of $6,442, the Company utilized $4,000 of its available cash and issued $122,220 of common stock for cash, $7,301 of common stock to former stockholders of the sellers, and long-term debt, including borrowings on the Company’s revolving credit line, of $201,680. On December 21, 2012, HGGC formed Citadel Plastics Holdings, LLC (“Citadel LLC” or the “Parent”). On December 31, 2012, all of the shareholders of the common stock of HGGC Citadel contributed their common stock holdings to Citadel LLC in exchange for Class L units of Citadel LLC.

Lucent Polymers, Inc.

On December 6, 2013, Matrixx acquired all of the outstanding stock of LPI Holding Company and its wholly owned operating company, Lucent Polymers, Inc. (“Lucent”), from River Associates Investments, LLC (“Sellers”). The total purchase price paid at closing, net of cash acquired of

HGGC Citadel Plastics Holdings, Inc.

Notes to Consolidated Financial Statements

(Dollars in thousands)

$371, was $65,287. Two escrow accounts were established at close. The first escrow account of $1,000 is to cover amounts that may become due from the Sellers back to the Company for the true-up of the purchase price based on the level of working capital (as defined) on the acquisition date. During 2014 this escrow account was settled and resulted in an additional $283 payment to the Sellers. A second escrow account of $644 is to cover claims by the Company relating to possible representations from the Sellers, warranties, taxes and environmental matters. No claims were made related to this escrow account during 2014. The Lucent acquisition has been accounted for under the purchase method. Beginning December 6, 2013, the Lucent operations were reflected in the Company’s consolidated financial statements.

Lucent is a manufacturer of highly engineered, custom formulated thermoplastics compounds utilizing recycled and prime feed stocks which are sold across diverse end use markets.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the acquisition date, December 6, 2013:

Current assets	$26,158
Property and equipment	11,988
Goodwill	19,093
Intangible assets	22,187

Total assets acquired	79,426

Current liabilities	7,312
Deferred income taxes	6,827

Total liabilities assumed	14,139

Net assets acquired	$65,287

Approximately $6,457 of the goodwill recorded as a result of the acquisition is deductible for income tax purposes. Intangible assets acquired consist of formulas/trade names of $10,251, customer relationships of $9,873 and non-compete agreements of $2,063. The weighted-average amortization period on the acquired intangible assets was 15 years.

To fund the acquisition, including acquisition costs of $1,224 (included in operating expenses) and loan financing costs of $1,891, the Company utilized $1,037 of its available cash and issued $2,059 of Class L units to former shareholders of the Sellers and long-term debt of $66,100.

The Composites Group

On November 5, 2014, BMCI acquired all of the outstanding stock of HPC Holdings, LLC and its wholly owned operating companies, Premix, Inc., Quantum Composites, Inc. and Hadlock Plastics, LLC (collectively, “TCG”), from Highlander Partners, L.P. (“Sellers”). The total purchase price paid at closing, net of cash acquired of $217, was $168,783. Two escrow accounts were established at closing. The first escrow account of $500 is to cover amounts that may become due from the Sellers back to the Company for the true-up of the purchase price based on the level of working capital (as defined) on the acquisition date. A second escrow account of $3,400 is to cover claims

HGGC Citadel Plastics Holdings, Inc.

Notes to Consolidated Financial Statements

(Dollars in thousands)

by the Company relating to possible representations from the Sellers, warranties, taxes and exposures to environmental matters. The TCG acquisition has been accounted for under the purchase method. Beginning November 5, 2014, TCG’s operations were reflected in the Company’s consolidated financial statements.

TCG is a provider of specialty composites including material compounding, molding, and value-added post-molding services which are sold across diverse end use markets.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the acquisition date, November 5, 2014:

Current assets	$27,152
Property and equipment	26,843
Goodwill	76,500
Intangible assets	87,800

Total assets acquired	218,295

Current liabilities	13,546
Other liabilities, net	635
Deferred income taxes	35,331

Total liabilities assumed	49,512

Net assets acquired	$168,783

Approximately $612 of the goodwill recorded as a result of the acquisition is deductible for income tax purposes. Intangible assets acquired consist of formulas/trade names of $26,900, customer relationships of $58,900 and non-compete agreements of $2,000. The weighted-average amortization period on the acquired intangible assets was 18 years.

To fund the acquisition, including acquisition costs of $2,387 (included in operating expenses) and loan financing costs of $6,555, the Company utilized $10,202 of its available cash and issued long-term debt of $167,523.

3. Summary of Significant Accounting Policies

A summary of the significant accounting policies applied in the preparation of the accompanying consolidated financial statements for the Company are as follows:

Principles of Consolidation

The consolidated financial statements include the accounts of HGGC Citadel, and through various holding companies HGGC Citadel’s wholly owned operating subsidiaries. All material intercompany accounts and transactions between consolidated entities have been eliminated. Joint venture investments for which the Company exercises significant influence are accounted for by the equity method.

HGGC Citadel Plastics Holdings, Inc.

Notes to Consolidated Financial Statements

(Dollars in thousands)

Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, all highly-liquid investments with a maturity date of three months or less when purchased are considered cash equivalents. From time to time, amounts deposited exceed federally insured limits. The Company believes the associated credit risk to be minimal.

Accounts Receivable and Allowance for Doubtful Accounts

Credit is extended based on an evaluation of a customer’s financial condition and collateral is generally not required. Accounts receivable are generally due between 30 to 60 days and stated at amounts due from customers, net of an allowance for doubtful accounts.

The Company determines its allowance for doubtful accounts by considering a number of factors, including the length of time trade accounts receivable are past due, the Company’s previous loss history, the customer’s current ability to pay its obligation to the Company and the condition of the general economy as a whole. The Company writes off account balances when they become uncollectible and payments subsequently received on such receivables are recorded as a reduction in bad debt expense. At December 31, 2014 and 2013, the Company believes the allowance for doubtful accounts is adequate.

Inventories, net

Inventories consist of raw materials and finished goods. Inventories are stated at the lower of cost or market. Cost of inventories is determined using a first-in, first-out (FIFO) method, except for certain inventories of TCG which are determined using a last-in, first-out (LIFO) method.

The Company records a reserve for slow-moving and obsolete inventory based on historical experience and monitoring of current inventory activity. The Company’s estimate of this reserve is based on a periodic detailed analysis, using both qualitative and quantitative factors.

HGGC Citadel Plastics Holdings, Inc.

Notes to Consolidated Financial Statements

(Dollars in thousands)

Property and Equipment

Property and equipment is stated at cost and depreciated over the estimated useful life of each asset. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives of the improvements. Annual depreciation is primarily computed using the straight-line method. The cost of maintenance and repairs is charged to expense as incurred while significant renewals and betterments are capitalized. The estimated useful lives are as follows:

Asset Classification	Years
Buildings	20
Machinery and equipment	5-7
Leasehold improvements	Lease Term

Intangible Assets

The Company’s finite intangible assets consisting of customer relationships, formulas, internally developed software and non-compete agreements were valued at the date of acquisition and are amortized on a straight-line basis (or an accelerated basis in the case of customer relationships) over the lesser of their remaining useful or contractual lives (generally 5 to 25 years).

Long-Lived Assets

Property and equipment and finite life intangible assets are reviewed whenever events or changes in circumstances occur that indicate possible impairment. An impairment loss is recognized when estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition are less than its carrying amount.

Additionally, the Company also evaluates the remaining useful life each reporting period to determine whether events and circumstances warrant a revision to the remaining period of depreciation or amortization. If the estimate of a long lived asset’s remaining useful life is changed, the remaining carrying amount of the asset is amortized prospectively over that revised remaining useful life.

Goodwill

The Company completes an annual (or more often if circumstances required) impairment assessment of its goodwill on a reporting unit level. For management purposes, the Company is organized into five reporting units; BMCI (including TCG), BMC Mexico, BMC Brazil, BMC Europe, and Matrixx (including Lucent).

In performing the goodwill impairment assessments, the carrying values of the Company’s reporting units were compared to their estimated fair values, as calculated by the discounted cash flow method. As of February 29, 2012, the Company elected to adopt the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Update No. 2011-08, “Intangibles – Goodwill and Other,” (Topic 350) (“ASU 2011-08”). ASU 2011-08 provides an option to first qualitatively assess whether current events or changes in circumstances lead to a determination that it is more likely than not (defined as a likelihood of more than 50 percent) that the fair value of a reporting unit is less than its carrying amount. This qualitative assessment included the Company evaluating the following factors that affected future business performance: macroeconomic conditions, industry and market considerations, cost factors, overall financial performance, entity-specific events, and reporting unit factors. Absent a qualitative determination

HGGC Citadel Plastics Holdings, Inc.

Notes to Consolidated Financial Statements

(Dollars in thousands)

that the fair value of a particular reporting unit was more likely than not to be less than its carrying value, the Company did not need to proceed to the traditional two-step goodwill test for that reporting unit. If this qualitative assessment indicated a more likely than not potential that the asset may be impaired, the estimated fair value of the reporting unit was calculated by the discounted cash flow method. If the estimated fair value of a reporting unit was less than its carrying value, an impairment charge was recorded for the amount by which the carrying value of the goodwill exceeds its calculated implied fair value.

Deferred Loan Costs

Deferred loan costs are amortized over the lives of the respective debt agreements using the straight-line method, which approximates the effective interest method.

Income Taxes

Deferred income taxes are provided using the asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases and are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Further, the Company analyzes whether it is more likely than not that deferred tax assets will be realizable. Based upon this analysis, the Company establishes a valuation allowance for amounts that are not expected to be realized.

The Company follows the guidance in FASB Accounting Standards Codification (“ASC”) 740-10-25, “Accounting for Uncertainty in Income Taxes.” ASC 740 prescribes a recognition threshold of more-likely-than-not and a measurement attribute for all tax positions taken or expected to be taken on a tax return in order for those tax positions to be recognized in the financial statements. This statement clarifies the criteria that each tax position must satisfy for some or all of the benefits of that position to be recognized in the Company’s financial statements. The Company’s policy is to account for interest and penalties related to uncertain tax positions as income tax expense in the accompanying consolidated statement of operations. There was no income tax interest or penalties in 2014, 2013 and 2012. The Company has evaluated its uncertain tax positions and has determined that, as of December 31, 2014, there are no positions that meet the criteria for recognition as an uncertain tax position. The periods ended December 31, 2014, 2013 and 2012 remain open for examination.

Comprehensive Income (Loss)

Comprehensive income (loss) represents net earnings and any revenues, expenses, gains, and losses that, under generally accepted accounting principles in the United States of America, are excluded from net income and recognized directly as a component of stockholders’ equity.

Foreign Currency Translation

The functional currency of BMC Mexico is the U.S. dollar. Transactions in currencies other than the U.S. dollar of BMC Mexico are recorded at the rates of exchange prevailing at the date of the transaction. BMC Mexico’s monetary assets and liabilities in currencies other than the U.S. dollar are translated at rates of exchange prevailing at the balance sheet date to U.S. dollar. Foreign currency exchange gains and losses reflecting transaction gains and losses, which arise from BMC Mexico’s monetary assets and liabilities denominated in currencies other than U.S. dollar, are recorded in operating expenses. The functional currency of BMC Germany, BMC Turkey and BMC Brazil is the Euro, Lira and Real, respectively. Foreign currency adjustments, arising from the

HGGC Citadel Plastics Holdings, Inc.

Notes to Consolidated Financial Statements

(Dollars in thousands)

translation of the foreign subsidiaries’ financial statements, are recorded in accumulated other comprehensive income (loss) as a separate component of stockholders’ equity until a foreign business is sold or substantially liquidated. Assets and liabilities are translated to U.S. dollars using exchange rates in effect at the balance sheet date. The results of operations are translated using the monthly average exchange rates for the year. Foreign currency transaction and remeasurement gains and losses are included in current earnings. Total net currency transaction gains for the periods ended December 31, 2014, 2013 and 2012 were $126, $181 and $(5), respectively, which are included in operating expenses. Included in miscellaneous other income (expense) for the periods ended December 31, 2014, 2013 and 2012 are gains/(losses) of $(2,251), $785 and $(307), respectively, from remeasuring non-local currency denominated intercompany loans between BMCI subsidiaries in the U.S and Europe.

Revenue Recognition

Revenue is recognized when persuasive evidence of an agreement exists, shipment of goods has occurred, risk of ownership has passed to the buyer, the price is fixed and determinable and collectability is reasonably assured. Provisions for discounts, rebates to customers and returns are provided for in the same period that the related sales are recorded.

Self-Insurance

The Company has elected to self-insure certain costs related to employee health and accident benefit programs. Costs resulting from non-insured losses are charged to expense when incurred. The Company has purchased insurance that limits its annual exposure for individual claims to $80. The Company has also purchased insurance that provides 100% coverage (up to $1,000) for the amount of total claims which exceeds 125% of the total expected claims (as defined by the insurance company) in a plan year.

Shipping and Handling Costs

Shipping and handling costs are included in cost of goods sold and related shipping and handling amounts billed to customers are included in net sales.

Fair Value Measurements

The authoritative guidance defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. It also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1 –	Quoted prices in active markets for identical assets or liabilities.

Level 2 –	Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities: quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 –	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

HGGC Citadel Plastics Holdings, Inc.

Notes to Consolidated Financial Statements

(Dollars in thousands)

The Company applies fair value techniques on a non-recurring basis associated with valuing potential impairment losses related to goodwill and also when determining the fair value of its business combinations. To determine the fair value in these situations, the Company determines what a market participant would pay on the measurement date. To evaluate impairments of goodwill, the Company used Level 3 inputs such as discounted cash flows. To determine the fair value of the assets acquired in business combinations, the Company uses Level 3 inputs such as discounted cash flows, excess earnings of customer relationships and relief from royalties. The Company also uses Level 3 inputs to value certain unit-based compensation.

The carrying amounts for cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair value due to the short-term nature of these instruments. Long-term debt also approximates fair value as a result of its variable interest rate.

Recent Accounting Pronouncements

In May 2014, Financial Accounting Standards Board issued ASU 2014-09, “Revenue from Contracts with Customers,” which supersedes nearly all existing revenue recognition guidance under U.S. GAAP. The core principle of ASU 2014-09 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. ASU 2014-09 defines a five-step process to achieve this core principle and, in doing so, more judgment and estimates may be required within the revenue recognition process than required under existing U.S. GAAP. This pronouncement is effective for annual reporting periods beginning after December 15, 2017 and is to be applied using one of two retrospective application methods, with early application not permitted. The Company is currently evaluating the impact of the pending adoption of ASU 2014-09 on the financial statements and has not yet determined the method by which the standard will be adopted in 2017.

Subsequent Events

The Company evaluated subsequent events through April 27, 2015, which was the date the financial statements were available to be issued.

4. Inventories, net

Inventories consist of the following at December 31, 2014 and 2013:

	2014	2013
Raw materials	$30,404	$35,835
Finished goods	14,623	7,133
Inventory reserves for obsolescence	(1,315)	(1,230)
Less allowances to reduce carrying value to LIFO basis	(130)	—

	$43,582	$41,738

HGGC Citadel Plastics Holdings, Inc.

Notes to Consolidated Financial Statements

(Dollars in thousands)

Approximately 11% of inventories at December 31, 2014 were valued on the LIFO basis.

5. Goodwill and Intangible Assets

The following is a summary of goodwill activity for the periods ended December 31, 2014, 2013 and 2012:

Balance at February 29, 2012	$—
Citadel acquisition	89,591
Purchase price adjustments	406
Effect of changes in exchange rates	(2,325)
Impairment charges	(10,283)

Balance, at December 31, 2012	77,389
Lucent acquisition	19,093
Purchase price adjustments	21
Effect of changes in exchange rates	(401)
Impairment charges	(13,544)

Balance, at December 31, 2013	82,558
TCG acquisition	76,500
Purchase price adjustments	1,259
Effect of changes in exchange rates	(670)

Balance, at December 31, 2014	$159,647

Goodwill consists of the following at December 31, 2014 and 2013:

	2014	2013
Gross carrying amount of goodwill	$183,474	$106,385
Less: Accumulated impairment losses	(23,827)	(23,827

Net goodwill	$159,647	$82,558

In performing its goodwill assessment for the year ended December 31, 2014, the Company elected to skip the qualitative analysis. Accordingly, the first step of the two-step goodwill impairment test as described in FASB ASC 350-20-35, which includes estimating the fair values of each reporting unit and comparing those values to the reporting unit’s carrying value. Management has determined that no material impairments exist as of and for the year ended December 31, 2014.

In performing its goodwill assessment for the year ended December 31, 2013, the Company evaluated the following factors that affect future business performance: macroeconomic conditions, industry and market considerations, cost factors, overall financial performance, entity-specific events, and reporting unit factors. As a result of the assessment of these

HGGC Citadel Plastics Holdings, Inc.

Notes to Consolidated Financial Statements

(Dollars in thousands)

qualitative factors, the Company concluded that it was not more likely than not that the fair values of all five of the Company’s reporting units exceeded their carrying value. Accordingly, the first step of the two-step goodwill impairment test as described in FASB ASC 350-20-35 was performed. The resultant estimated fair value of BMCI reporting unit exceeded its carrying value by approximately $1,751 as of December 31, 2013 and no goodwill impairment charges were recorded. The resultant estimated fair values of the Company’s remaining four reporting units were less than their respective carrying values. As a result, when the estimated fair value of a reporting unit is less than its carrying value, an impairment charge is recorded for the amount by which the carrying value of the goodwill exceeds its calculated implied fair value. Accordingly, during the year ended December 31, 2013, the Company recorded non-cash charges totaling $13,544 to recognize the impairment of goodwill in the following reporting units as follows:

Period ended December 31, 2013
Matrixx	$2,835
BMC Mexico	2,299
BMC Brazil	2,210
BMC Europe	6,200

$13,544

These goodwill impairment charges in each of the above four reporting units during the year ended December 31, 2013 resulted from reductions in the estimated fair values based on sluggish economic activity and lower expectations for future revenue, profitability and cash flows due largely to lower estimates of organic growth.

In performing its goodwill assessment for the period ended December 31, 2012, the Company evaluated the following factors that affect future business performance: macroeconomic conditions, industry and market considerations, cost factors, overall financial performance, entity-specific events, and reporting unit factors. As a result of the assessment of these qualitative factors, the Company concluded that it was more likely than not that the fair values of two of the five reporting units with goodwill as of December 31, 2012, exceeded their carrying value. Accordingly, the first step of the two-step goodwill impairment test as described in FASB ASC 350-20-35, which includes estimating the fair values of each reporting unit, was not considered necessary for these two reporting units and no goodwill impairment charges were recorded in 2012.

The analysis of these qualitative factors for the other three reporting units led to the conclusion that it was not more likely than not that the fair value for these reporting units exceeded their carrying value. Accordingly, the first step of the two-step goodwill impairment test as described in FASB ASC 350-20-35 was performed. The resultant estimated fair value of BMC Brazil reporting unit exceeded its carrying value by approximately $1.4 million as of December 31, 2012 and no goodwill impairment charges were recorded. The resultant estimated fair values of the Company’s remaining two reporting units were less than their respective carrying values. As a result, when the estimated fair value of a reporting unit is less than its carrying value, an impairment charge is recorded for the amount by which the carrying value of the goodwill exceeds its calculated implied fair value. Accordingly, during the period ended December 31, 2012, the Company recorded non-cash charges totaling $10,283 to recognize the impairment of goodwill in the following reporting units as follows:

Period ended December 31, 2012
Matrixx	$7,698
BMC Europe	2,585

$10,283

HGGC Citadel Plastics Holdings, Inc.

Notes to Consolidated Financial Statements

(Dollars in thousands)

The decline in fair value of Matrixx resulted from unfavorable operating results primarily relating to the sluggish residential housing market and lower estimates of future earnings growth. The decline in fair value of BMC Europe was almost entirely due to the depressed earnings of its BMC Turkey operations. As discussed in Note 14, the Company shut down of its BMC Turkey operations during the first quarter of 2013.

The fair value measurement method used in the Company’s impairment analysis utilizes a number of significant unobservable inputs or Level 3 assumptions. These assumptions include, among others, projections of our future operating results, the implied fair value of these assets using an income approach by preparing a discounted cash flow analysis and other subjective assumptions.

The following tables provide information about the Company’s intangible assets at December 31, 2014 and 2013:

	December 31, 2014
	Gross Carrying Amount	Accumulated Amortization	Accumulated Impairment	Net
Intangible assets with definite lives
Customer relationships	$198,459	$(35,114)	$(5,723)	$157,622
Formulas/trade names	92,590	(9,692)	(6,715)	76,183
Noncompete agreements	15,159	(9,076)	(56)	6,027
Computer software	601	(340)	—	261

	$306,809	$(54,222)	$(12,494)	$240,093

	December 31, 2013
	Gross Carrying Amount	Accumulated Amortization	Accumulated Impairment	Net
Intangible assets with definite lives
Customer relationships	$142,097	$(22,544)	$(5,723)	$113,830
Formulas/trade names	66,235	(6,056)	(6,715)	53,464
Noncompete agreements	13,160	(6,675)	(56)	6,429
Computer software	601	(265)	—	336

	$222,093	$(35,540)	$(12,494)	$174,059

The Company did not record any impairment charges to its intangible assets during the periods ended December 31, 2014 and 2012. During the year ended December 31, 2013 the Company recorded impairment charges of $12,494 related to certain finite-lived intangible assets associated with its BMC Europe reporting unit and was based on the results of its impairment testing for finite-lived assets. Amortization expense was approximately $18,934, $20,447 and $15,093 during the periods ended December 31, 2014, 2013 and 2012 , respectively.

HGGC Citadel Plastics Holdings, Inc.

Notes to Consolidated Financial Statements

(Dollars in thousands)

Estimated amortization expense for each of the next five years and thereafter is as follows:

Year ending December 31,	Amount
2015	$24,953
2016	24,013
2017	21,191
2018	19,428
2019	18,402
Thereafter	132,106

Total	$240,093

6. Long-Term Debt

The Company’s long-term debt consists of the following at December 31, 2014 and 2013:

	2014	2013
BMC Europe revolving loan	$—	$814
Term loan – 1st lien	320,000	234,825
Term loan – 2nd lien	80,000	—
Senior subordinated notes payable	—	25,199

	400,000	260,838
Less current maturities	(2,400)	(2,348)

	$397,600	$258,490

Term Loans and Revolver Debt

On February 29, 2012, the Company entered into a $185,000 senior secured credit agreement (the “Credit Agreement”) with a syndication of lenders. The Credit Agreement consisted of a term loan in the amount of $155,000 (“Term Loan”), and a revolving line of credit in the aggregate amount of $30,000 (the “Revolver”). The Term Loan had quarterly principal payments of $388 through January 1, 2018 and a balloon payment of $141,088 (after a $5,000 optional prepayment made by the Company on December 31, 2012) due February 28, 2018. There can also be an annual mandatory prepayment based on preceding year cash flows (as defined). No mandatory prepayment was due in 2013 for 2012 cash flows (as defined). The Revolver was reduced by any outstanding letters of credit and was due February 2017. The Credit Agreement gave the Company the option to pay interest based on the Company’s total leverage ratio (as defined) at LIBOR (subject to a 1.50% floor) plus 5.0% to 5.25% or the bank’s prime rate plus 4.0% to 4.25% per annum. In addition, there is an unused commitment fee of 0.50% of any unused portion of the revolving credit facility as well as a 5.0% to 5.25% per annum monthly fee on the average amount of the outstanding letters of credit in any given month. The Credit Agreement is secured by a first lien on substantially all of the Company’s personal and real property.

HGGC Citadel Plastics Holdings, Inc.

Notes to Consolidated Financial Statements

(Dollars in thousands)

On March 13, 2013, the Credit Agreement was amended with largely the same syndication of lenders to support the debt recapitalization of the Company. To fund this recapitalization the Company increased its borrowings under the Term Loan by $21,163 to $170,000, borrowed $4,000 under its Revolver, issued new Senior Subordinated Notes of $24,200 as discussed below, and utilized $651 of its available cash. The incremental proceeds from these fundings totaling $50,014 were used to fund the concurrent payoff of all of the outstanding principal and interest of the Senior Subordinated Notes of $46,633, financing fees of $1,259 and other interest and fees of $2,122. The interest rate on the amended Term Loan and Revolver is at LIBOR (subject to a 1.25% floor) plus 4.0% to 4.25% or the bank’s prime rate plus 3.0% to 3.25% per annum. All other terms of the amended Credit Agreement remained basically the same as the previous agreement.

The Company considered whether the March 13, 2013 recapitalization of the Company resulted in a debt modification or extinguishment. Based on the appropriate accounting guidance the Company determined that the portion of the refinanced debt which continued to be held by the original senior secured credit agreement lenders was a debt modification. Accordingly, new loan costs paid in 2013 to the senior secured credit agreement lenders of $775 were capitalized as additional deferred loan costs. In addition, the net deferred loan costs of $765 associated with the extinguished Senior Subordinated Agreement were fully amortized in 2013.

On December 6, 2013, in conjunction with the Company’s acquisition of Lucent Polymers, Inc., the Credit Agreement was amended again to, among other things, provide $66,100 of new borrowings under the Term Loan to fund the Lucent Acquisition, reduce the lending interest rates and ease financial covenants. The new borrowings under the Term Loan raised the outstanding principal to $234,825, with quarterly principal payments of $587 through January 1, 2018 and a balloon payment of $224,825 due February 28, 2018. The interest rate on the amended Credit Agreement is at LIBOR (subject to a 1.00% floor) plus 3.75% to 4.00% or the bank’s prime rate plus 2.75% to 3.00% per annum. All other terms of the amended again Credit Agreement remained basically the same as the March 13, 2013 amended credit agreement. The Company determined that this amendment to the Credit Agreement was a debt modification and that fees paid of $1,891 for the amendment have been recorded as deferred financing fees at December 31, 2013 and are being amortized over the remaining term of the debt.

On November 5, 2014, in conjunction with the Company’s acquisition of TCG, the Credit Agreement was amended again to, among other things, provide $87,523 of new borrowings under the Term Loan to fund in part the TCG Acquisition, increase the lending interest rates and ease financial covenants. The new borrowings under the Term Loan raised the outstanding principal to $320,000 with quarterly principal payments of $800 from April 1, 2015 through October 1, 2020 and a balloon payment of $301,600 due November 5, 2020. The interest rate on the amended Credit Agreement is at LIBOR (subject to a 1.00% floor) plus 4.25% or the bank’s prime rate plus 3.25% per annum (effectively 5.25% at December 31, 2014). All other terms of the amended again Credit Agreement remained basically the same as the December 6, 2013 amended credit agreement. The Company determined that this amendment to the Credit Agreement was a debt modification and that fees paid of $5,755 for the amendment have been recorded as deferred financing fees at December 31, 2014 and are being amortized over the remaining term of the debt.

On November 5, 2014, to complete the debt funding of the Company’s acquisition of TCG, the Company entered into an $80,000 Second Lien Senior Secured Term Loan (the “2nd Lien Term Debt”) with certain lenders from the syndication of lenders funding the Credit Agreement. The 2nd Lien Term Debt, due November 5, 2021, is subordinated to the amended Credit Agreement and has a second priority perfected security interest in substantially all of the assets of the Company. The interest rate on the 2nd Lien Term Debt is at LIBOR (subject to a 1.00% floor) plus 8.00% or the bank’s prime rate plus 7.00% per annum (effectively 9.0% at December 31, 2014). The Company paid fees of $800 for the 2nd Lien Term Debt which have been recorded as deferred financing fees at December 31, 2014, and are being amortized over the remaining term of the debt.

HGGC Citadel Plastics Holdings, Inc.

Notes to Consolidated Financial Statements

(Dollars in thousands)

Under the Credit Agreement, the Company is required to maintain hedging agreements that effectively fix interest rates on at least 50% of the outstanding aggregate principal of the Term Loan for a minimum of two years starting before May 29, 2012. Effective May 8, 2012, the Company purchased for $112 an interest rate cap with an initial notional amount of $77,500, which caps LIBOR at 2.50%. The notional amount of the interest rate cap was $75,369 and $76,919 as of December 31, 2014 and 2013, respectively. The Company has treated this interest rate cap as an ineffective hedge, and the loss associated with this cap agreement totaled approximately $2, $9 and $101 for the periods ended December 31, 2014, 2013 and 2012, respectively.

The Company had no borrowings outstanding under the Revolver at December 31, 2014 and 2013. There were outstanding letters of credit of $565 and $250 at December 31, 2014 and 2013. The effective interest rate on the Term Loan was 6% and 5% at December 31, 2014 and 2013, respectively.

Senior Subordinated Notes

On February 29, 2012, the Company entered into a $44,600 senior subordinated financing agreement (the “Senior Subordinated Agreement”) with a lender which was subordinated to the Credit Agreement. The Senior Subordinated Agreement consisted of a $44,600 term loan and accrued interest at 12% per annum, payable quarterly, plus PIK interest of 2%. The senior subordinated borrowings are unsecured. The Subordinated Agreement was due February 28, 2019.

As mentioned above, in conjunction with the March 13, 2013 debt recapitalization of the Company, the Senior Subordinated Agreement was paid off with the combination of the increased borrowings of the Credit Agreement as detailed above and proceeds from a new senior subordinated agreement (the “New Senior Subordinated Agreement”), loaned by a newly formed company, HGGC Citadel Lender, LLC (a related party as discussed in Note 12), totaling $24,200. The interest rate on the New Senior Subordinated Agreement was at 14% per annum, payable quarterly, plus PIK interest of 5%. The New Senior Subordinated Agreement, due August 28, 2018, was subordinated to the amended Credit Agreement. All other terms of the New Senior Subordinated Agreement remained basically the same as the previous senior subordinated agreement. The Company paid fees of $484 for the New Senior Subordinated Agreement which have been recorded as deferred financing fees at December 31, 2013, and were being amortized over the remaining term of the debt.

In conjunction with the Company’s November 5, 2014 debt refinancing to fund the TCG acquisition discussed above, the outstanding principal (including accumulated PIK interest) of $26,294 was converted to 21,911 Class L equity units of the Parent. The transaction was recorded as a capital contribution and was deemed to be at market value and no gain or loss was recorded on the conversion.

The Company is required by all of its debt agreements to maintain a total leverage ratio below certain levels and a minimum fixed charge coverage ratio (until the Company’s November 5, 2014 acquisition of TCG only) and is limited on its ability to make investments, obtain additional indebtedness, make capital expenditures and pay dividends. The Company was in compliance with the terms of its debt agreements at December 31, 2014 and 2013.

HGGC Citadel Plastics Holdings, Inc.

Notes to Consolidated Financial Statements

(Dollars in thousands)

Other Debt

BMC Europe has a revolving loan note up to €2.5 million (USD $3,050) with no stated expiration date. Interest is calculated on the basis of the Euro Overnight Index Average (“EONIA”) interest rate plus 3.50% (effectively 3.49% and 3.66% at December 31, 2014 and 2013, respectively) and is payable quarterly. The amount outstanding under this line of credit was $0 and $814 at December 31, 2014 and 2013, respectively.

The long-term debt obligations mature as follows:

Year ending December 31,	Amount
2015	$2,400
2016	3,200
2017	3,200
2018	3,200
2019	3,200
Thereafter	384,800

Total	$400,000

7. Other Accrued Expenses

Other accrued expenses consist of the following at December 31, 2014 and 2013:

	2014	2013
Accrued compensation	$3,793	$3,962
Accrued taxes	892	603
Accrued employee benefits	1,050	450
Accrued other	7,102	3,427

	$12,837	$8,442

HGGC Citadel Plastics Holdings, Inc.

Notes to Consolidated Financial Statements

(Dollars in thousands)

8. Stockholders’ Equity Structure

The Company has authorized 200,000 shares, par value $0.001 per share, of common stock of which 153,279 and 129,558 shares are issued and outstanding as of December 31, 2014 and 2013, respectively. In addition, there were 980 and 1,858 options to purchase the common stock outstanding as of December 31, 2014 and 2013, respectively. The Company’s parent company, Citadel LLC, owns 152,401 and 129,558 of the total outstanding common stock as of December 31, 2014 and 2013, respectively. Each share of common stock has the right to one vote for each share held.

Citadel LLC also had net (forfeitures)/issuances of (1,295) and 14,392 Class A Units issued in the form of Management Incentive Units (“MIU’s”). The issuance of Class A Units are issued to employees and management of the Company as compensation. The MIUs vest 20% per year. Citadel LLC determined the fair value of the MIUs using an earnings multiple for the 2014 MIU issuances and the discounted cash value method for the 2013 issuances under the income approach. Based on this income approach, the Company recognized unit compensation expense of $598 and $2,350 in 2014 and 2013, respectively, that was pushed down from Citadel LLC. There were 6,137 and 4,893 Class A Units vested at Citadel LLC as of December 31, 2014 and 2013, respectively.

9. Income Taxes

The income tax for the periods ended December 31, 2014, 2013 and 2012 is composed of the following:

Period ending December 31,	2014	2013	2012
Current
Federal	$5,367	$2,180	$—
Foreign	2,296	2,758	3,118
State	893	300	—
Deferred
Federal	(2,319)	(2,156)	(1,609)
Foreign	(643)	(7,377)	(1,459)
State	(364)	(412)	(308)

	5,230	(4,707)	(258)
Change in valuation allowance	—	—	(2,499)

Income tax expense (benefit)	$5,230	$(4,707)	$(2,757)

HGGC Citadel Plastics Holdings, Inc.

Notes to Consolidated Financial Statements

(Dollars in thousands)

The components of the Company’s net deferred tax assets and liabilities at December 31, 2014 and 2013:

	2014	2013
Deferred assets
Federal and state net operating losses	$—	$—
Reserves	972	763
Accrued expenses	1,677	924
Foreign	879	1,534
Other	1,000	—

Net deferred tax assets	4,528	3,221

Deferred liabilities
Property and equipment	7,728	4,658
Goodwill and intangible assets	71,969	41,181
LIFO reserve	733	—
Foreign – intangible assets	10,250	12,317
Other	203	390

Deferred tax liabilities	90,883	58,546

Net deferred tax liability	$(86,355)	$(55,325)

As of December 31, 2014 and 2013 the Company had net operating loss carryforwards in Brazil of $2,137 and $3,622, respectively.

The Company had total income tax receivables of $949 and $1,511 which were included in prepaid expenses at December 31, 2014 and 2013, respectively.

The Company’s income tax expense at the statutory rate differs from the Company’s effective tax rate. For the year ended December 31, 2014, the primary reasons for the deviation between the effective tax rate and the statutory federal tax rate of 35% are due to permanent non-deductible amortization and depreciation expenses relating to purchase accounting for goodwill, intangibles and fixed assets and non-deductible transactions costs offset by other net permanent deductible items. For the year ended December 31, 2013, the primary reasons for the deviation between the effective tax rate and the statutory federal tax rate of 35% are due to permanent non-deductible amortization, impairment and depreciation expenses relating to purchase accounting for goodwill, intangibles and fixed assets and non-deductible stock compensation expense. For the period ended December 31, 2012, the primary reason for the deviation between the effective tax rate and the statutory tax rate of 34% are due to state income taxes and the change in the valuation allowance relative to pre-tax net income offset primarily by permanent non-deductible amortization, impairment and depreciation expenses related to US GAAP purchase accounting for goodwill, intangibles, fixed assets, and transaction costs.

HGGC Citadel Plastics Holdings, Inc.

Notes to Consolidated Financial Statements

(Dollars in thousands)

10. Employee Benefit Plans

Matrixx, Lucent, BMCI and TCG have 401(k) profit-sharing plans covering certain employees who meet certain age and service requirements. Employer contributions to the plans are discretionary and are made through a match of employee deferrals up to a certain level. Employer contributions by the Company to the plans were $591, $311 and $0 for the periods ended December 31, 2014, 2013 and 2012, respectively.

BMC Europe has an employee pension plan. Expenses related to this plan were approximately $112, $128 and $121 for the periods ended December 31, 2014, 2013 and 2012, respectively.

Employees of Bulk Molding Compounds Mexico S.A. de C.V., by law, are entitled to 10% profit sharing on the net profits of the subsidiary. Expenses related to this plan were approximately $247, $283 and $337 for the periods ended December 31, 2014, 2013 and 2012, respectively.

BMC Brazil, as required by the government, maintains an employee pension plan. Expenses related to this plan were approximately $48, 45 and $40 for the periods ended December 31, 2014, 2013 and 2012, respectively.

Employees of Matrixx’s Ontario Canada plant have an employee pension plan. Expenses related to this plan were approximately $47, $60 and $84 for the periods ended December 31, 2014, 2013 and 2012, respectively.

TCG sponsors an unfunded supplemental executive retirement plan (“SERP”), which is a non-qualified plan that provides five former officers of TCG defined benefits in excess of qualified plan limits imposed by federal tax law.

The following table sets forth the funded status of the SERP and amounts recognized in the consolidated balance sheet as of December 31, 2014 as well as certain key assumptions used in the computations during the period November 5, 2014 through December 31, 2014:

Obligations and funded status:
Projected benefit obligation	$1,502
Plan assets, at fair value	—

Net liability	$1,502

Amounts recognized in the consolidated balance sheets:
Liability	$1,491
Net loss in OCI	11

Net consolidated balance sheet liability	$1,502

The net consolidated balance sheet liability is recorded in other accrued expenses and other long-term liabilities.

HGGC Citadel Plastics Holdings, Inc.

Notes to Consolidated Financial Statements

(Dollars in thousands)

The following table sets forth the activity for the period November 5, 2014 through December 31, 2014:

Benefit costs	$18
Employer contribution	16
Benefits paid	(16)
Participant contribution	—

The weighted-average discount rate was 3.5%, determined using the Tower Watson Pension Discount Index Rate. The total net periodic pension cost plus the amount recognized in other comprehensive income was $19 for the period November 5, 2014 through December 31, 2014. The expected contribution for 2015 is estimated to be $182.

A reconciliation of this actuarial (gain)/loss as of December 31, 2014 and a breakout of pension expense for the period November 5, 2014 through December 31, 2014 are as follows:

Reconciliation of actuarial (gain) loss:
Balance at beginning of period, (pre-tax)	$—
Actuarial loss	11
Amortization loss	—
Curtailment	—

Balance at end of period, (pre-tax)	11
Tax benefit	4

Balance at end of year, (after tax)	$7

Postretirement benefit expense (gain):
Service cost	$—
Interest cost	8
Amortization of prior service cost	—
Recognized net actuarial loss	—
Curtailment gain	—

Total postretirement benefit expense	$8

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid in fiscal years ending:

Year ending December 31,	Amount
2015	$180
2016	171
2017	161
2018	150
2019	150
Thereafter	524

Total	$1,336

HGGC Citadel Plastics Holdings, Inc.

Notes to Consolidated Financial Statements

(Dollars in thousands)

11. Commitments and Contingencies

The Company conducts a portion of its operations in leased facilities under non-cancellable operating leases with expiration dates through 2019. Some of these leases are with related parties (Note 12). Rental expense for operating leases for the periods ended December 31, 2014, 2013 and 2012 was approximately $2,898, $2,525, and 2,227, respectively.

The minimum rental commitments by year under these operating leases are as follows:

Year ending December 31,	Amount
2015	$2,540
2016	1,929
2017	1,634
2018	1,164
2019	60

Total	$7,327

The Company is involved in various litigation and other claims arising in the ordinary course of business. While the results of litigation against the Company cannot be predicted with certainty, management believes that uninsured losses, if any, arising from these proceedings will not have a material adverse effect on the Company’s consolidated financial position.

HGGC Citadel Plastics Holdings, Inc.

Notes to Consolidated Financial Statements

(Dollars in thousands)

12. Related-Party Transactions

On the February 29, 2012 closing date, the Company paid HGGC a $4,800 (included in operating expenses) transaction fee.

The Company is committed to pay annual management fees of $1,500 (in four equal quarterly installments) to HGGC. The Company paid total management fees of $1,125, $1,500 and $1,125 (included in operating expenses) for the periods ended December 31, 2014, 2013 and 2012, respectively. There were $375 and $0 of unpaid management fees at December 31, 2014 and 2013.

The Company’s Senior Subordinated Agreement lender, HGGC Citadel Lender, LLC was owned by HGGC and certain other investors in the Company. During the years ended December 31, 2014 and 2013, the Company accrued total cash and PIK interest owing to HGGC Citadel Lender, LLC of $4,160 and $3,796, respectively. As of November 5, 2014, this debt was converted to equity as discussed in Note 6.

The Company rents its BMCI headquarters building in West Chicago, Illinois from Maxwell Properties, which is partially owned by an employee of the Company. For the periods ended December 31, 2014, 2013 and 2012 the Company paid rents to Maxwell Properties of $282, 285 and $261, respectively. The lease expires in January 2018.

13. Joint Venture

BMCI entered into a joint venture agreement with EMEI Industrial Limited during 2005. Each company owns a 50% interest in the joint venture, BMC Far East LTD (located in China). All profits and losses are shared equally.

The following is a summary of financial position and results of operations of BMC Far East LTD as of December 31, 2014 and 2013 and for the periods ended December 31, 2014, 2013 and 2012:

	2014	2013
Current assets	$5,071	$5,248
Property, plant and equipment	1,901	888

Total assets	$6,972	$6,136

Current liabilities	$1,660	$1,414
Long-term liabilities	1,735	1,237
Equity	3,577	3,485

Total liabilities and equity	$6,972	$6,136

Period ended December 31,	2014	2013	2012
Net sales	$9,545	$10,202	$7,708

Net income	$92	$640	$922

Included in the Company’s accounts receivable at December 31, 2014 and 2013 are receivables from BMC Far East LTD of $873 and $617, respectively. During the periods ended December 31, 2014, 2013 and 2012, the Company had sales to BMC Far East LTD of $67, $89 and $47, respectively, and charged BMC Far East LTD management and technical fees of $363, $408 and $298, respectively.

HGGC Citadel Plastics Holdings, Inc.

Notes to Consolidated Financial Statements

(Dollars in thousands)

14. Restructuring Charges

During the fourth quarter of 2012, a decision was made to close the BMC Turkey operations by the end of the first quarter of 2013. The Company continued to retain direct cash flows (significant to the BMC Turkey operations) associated with the revenues (and related cost of goods sold) of the closed operation as the primary customers of BMC Turkey will be served out of BMC Germany. Accordingly, the closure has not been presented as discontinued operations. During the period ended December 31, 2012, the Company recorded in the consolidated statement of operations $280 of charges associated with costs to terminate employees and the exit facilities as well as $358 of charges relating to write-downs of receivables, inventory and fixed assets. There were no further charges recorded in the consolidated statement of operations during the years ended December 31, 2014 and 2013 associated with the closure of the BMC Turkey operations.